EXHIBIT 23(b)



                [KPMG Peat Marwick LLP Letterhead]




The Board of Directors
IMTEC, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of IMTEC, Inc. of our report dated August 5, 1994, relating to the balance sheets of IMTEC, Inc. as of June 30, 1994, and 1993, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1994, and all related schedules, which report appears in the June 30, 1994, annual report on Form 10-K of IMTEC, Inc.



                                   /s/KPMG Peat Marwick LLP


Albany, New York
August 30, 1995